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Exhibit 4(g)

                                RENEWAL OPTION:
                ENHANCED GUARANTEED MINIMUM DEATH BENEFIT RIDER


The Renewal Option: Enhanced Guaranteed Minimum Death Benefit Rider is made a part of the Contract to which it is attached (this Contract). As used in this form, the Renewal Option: Enhanced Guaranteed Minimum Death Benefit Rider will hereafter be referred to as "this Rider".

The Enhanced Guaranteed Minimum Death Benefit provided by this Rider is only in effect: (1) for Non-Qualified Contracts and Contracts sold as Individual Retirement Annuities (IRA and Roth IRA) under Code Section 408(b) or 408A of the Internal Revenue Code of 1986, as amended; and (2) for Contracts where the Owner, pre-designated Joint Owner (if applicable) and Annuitant are all under the age of 76 on the effective date of this Rider.

This Rider is only in effect and is only applicable: (1) if the Owner of this Contract has elected to add this Rider to this Contract; and (2) if the LNL Home Office has approved the addition of this Rider to this Contract. This Rider will become effective on the Valuation Date at the end of the Valuation Period during which the addition of this Rider to this Contract is approved by the LNL Home Office. This Rider may only be elected one time.

Right to Examine Rider. Within 10 days after the date this Rider is first received, it may be cancelled for any reason by delivering or mailing it to the Home Office of LNL. Upon cancellation, LNL will waive the new Contingent Deferred Sales Charges imposed under the terms of this Rider and will re-impose the prior Contingent Deferred Sales Charges, if any, which were waived under the terms of this Rider. The Owner assumes all investment risk attributable to the Variable Account during this 10 day Right to Examine Rider period.

This Rider replaces, where applicable, the "Rider" Form 25923, the "Increased Guaranteed Minimum Death Benefit" rider Form DBA-2, the "Enhanced Guaranteed Minimum Death Benefit (EGMDB)" rider Form DBA-4 1/97, the "Enhanced Guaranteed Minimum Death Benefit (EGMDB) Amendment" Form DBA-4A 11/98, and the "Enhanced Guaranteed Minimum Death Benefit (EGMDB) Amendment" Form DBA-4B 06/99 which may have been attached to this Contract.

As used in this Rider, Renewal Amount means the account value of this Contract as of the date this Rider becomes effective.

The following language shall be added at the end of Section 1.04 (NET INVESTMENT RATE AND NET INVESTMENT FACTOR) of this Contract:

   There is no additional charge for this Rider.

   If the Enhanced Guaranteed Minimum Death Benefit was in effect prior to the effective date of this Rider, that benefit will continue uninterrupted, but the charge for that Enhanced Guaranteed Minimum Death Benefit will be discontinued as of the effective date of this Rider.

The following provision shall be added to ARTICLE 1 (PURCHASE PAYMENTS) of this
Contract:

   1.09 RENEWAL OPTION

   The following shall occur on the Valuation Date the election of this Rider becomes effective:

   1) For purposes of Section 2.11 (Surrender Option) of this Contract, the Renewal Amount will be considered a Purchase Payment and will be subject to a new Contingent Deferred Sales Charge according to the terms of this Contract.

   2) Contingent Deferred Sales Charges, if any, will be waived on all Purchase Payments made to this Contract before the effective date of this Rider.

The following language shall be added after the last sentence of the first paragraph of Section 2.02 (CHOICE OF ANNUITY PAYMENT OPTION) of this Contract:

   In addition, before annuity payments commence the Owner may select an Annuity Payment Option as a method of paying the Death Benefit to a Beneficiary.

The following provision shall replace Section 2.13 (DEATH OF ANNUITANT) of this Contract in its entirety:
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   2.13 DEATH BENEFIT

   DEATH BEFORE COMMENCEMENT OF ANNUITY PAYMENTS

   Entitlement to Death Benefit

   LNL will pay a Death Benefit upon the death of the Annuitant, the Owner or the Joint Owner (if there are two or more Joint Owners, this means the Joint Owner pre-designated for payment of the Death Benefit). The payment of the Death Benefit will occur upon receipt of: (1) proof, satisfactory to LNL, of the death; (2) written authorization for payment; and (3) receipt by LNL of all required claim forms, fully completed.

   Proof of death may be: (1) a certificate of death; (2) a certified copy of a decree of a court of competent jurisdiction as to the findings of death; or
   (3) any other proof of death acceptable to LNL.

   Upon the death of the Annuitant, the Death Benefit will be paid to the Beneficiary in accordance with the terms of Article 3.

   Upon the death of the sole Owner, LNL will pay a Death Benefit to the Contingent Owner, if any; otherwise, to the Annuitant.

   If there is an Owner and no more than one Joint Owner, upon the death of either the Owner or the Joint Owner, LNL will pay a Death Benefit to the surviving Owner or Joint Owner.

   If there is an Owner and two or more Joint Owners, the Owner may pre-designate one of the Joint Owners upon whose death LNL will pay a Death Benefit. If the Owner has not pre-designated a Joint Owner, in writing to LNL, the youngest Joint Owner will be the pre-designated Joint Owner. Upon the death of either the Owner or the pre-designated Joint Owner, LNL will pay a Death Benefit to the surviving Owner and/or any Joint Owner(s) equally. Upon the death of a Joint Owner who was NOT the pre-designated Joint Owner, LNL will pay the cash surrender value to the surviving Owner and any surviving Joint Owner(s) equally.

   If the deceased Owner or pre-designated Joint Owner is also the Annuitant, then the death will be treated as the death of the Annuitant and will be subject to the provisions of this Contract regarding death of Annuitant.

   Determination of Amount

   This Rider provides for a Death Benefit, called the Enhanced Guaranteed Minimum Death Benefit, for Contracts where the Owner has elected this Rider. The Enhanced Guaranteed Minimum Death Benefit is equal to the greatest of the following three amounts:

   1) The account value of this Contract as of the date on which the death claim is approved for payment as described above.

   2) The Renewal Amount plus all Purchase Payments made to this Contract after the effective date of this Rider and minus all withdrawals, or partial annuitizations and premium tax (if any) made, effected or incurred on or after the effective date of this Rider.

   3) The highest account value at the time of fund valuation on any Contract Date anniversary following the effective date of this Rider prior to the 81st birthday of the deceased individual (Owner, pre-designated Joint Owner if applicable, or Annuitant) and prior to the date of death of the individual (Owner, pre-designated Joint Owner, or Annuitant) for whom a death claim is approved by the LNL Home Office for payment. If the Enhanced Guaranteed Minimum Death Benefit was in effect prior to the effective date of this Rider, then the highest account value will be calculated from the effective date of the Enhanced Guaranteed Minimum Death Benefit previously provided by this Contract. The highest account value is adjusted for certain transactions. It is increased by Purchase Payments (other than the Renewal Amount) made on or after that Contract Date anniversary on which the highest account value is obtained. It is decreased by partial withdrawals, partial annuitizations, and premium taxes (if any) made, effected or incurred on or after that Contract Date anniversary on which the highest account value is obtained.

   If the recipient of the Death Benefit is the surviving spouse of the deceased, the surviving spouse may continue this Contract as the sole Owner and a Death Benefit will then be credited to this Contract as follows. The Death Benefit which will be credited is equal to the excess, if any, of the Death Benefit over the account value of this Contract as of the date on which the death claim is approved by the LNL Home Office for payment. If the Death Benefit equals the account value of this Contract, no Death Benefit will be credited to this Contract upon the first death. Such a Death Benefit credited to this Contract will only apply one time for each Contract.
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   Payment of Amounts upon Death

   If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

   The proceeds (either the Death Benefit or the cash surrender value) payable on the first death of the Owner or any Joint Owner, or payable upon the death of the spouse who continues this Contract, will be distributed as follows:

   a. the proceeds must be completely distributed within five years of the Owner's (or Joint Owner's) date of death; or

   b. the recipient of the proceeds may elect, within the one year period after the Owner's (or Joint Owner's) date of death, to receive the proceeds in substantially equal installments over the life of such recipient or over a period not extending beyond the life expectancy of such recipient; provided that such distributions begin not later than one year after the Owner's (or Joint Owner's) date of death.

   The Death Benefit payable on the death of the Annuitant will be distributed to the designated Beneficiary in either the form of a lump sum or an Annuity Payment Option. An Annuity Payment Option must be selected within 60 days after LNL approves the death claim (see the Entitlement to Death Benefits provision).

   If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by LNL of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.

   Notwithstanding any provision of this Contract to the contrary, no payment of proceeds provided under this Contract will be allowed that does not satisfy the requirements of Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time.

   All payments will be subject to the laws and regulations governing death benefits.

   DEATH ON OR AFTER THE COMMENCEMENT OF ANNUITY PAYMENTS

   The Death Benefit described in Section 2.13 is no longer applicable and will terminate upon the commencement of Annuity Payments.

   If upon the death of the Annuitant (or both Joint Annuitants when applicable) any Annuity Payments remain under the Annuity Payment Option selected, they will be paid to the Beneficiary as provided by that Annuity Payment Option.

The following language shall replace part (3) of the first sentence of the first paragraph of Section 2.14 (WAIVER OF CONTINGENT DEFERRED SALES CHARGES) of this
Contract:

   (3) a surrender of this Contract as a result of the payment of a Death Benefit paid upon the death of the Annuitant, the Owner, or the Joint Owner (if there are two or more Joint Owners, this means the Joint Owner pre-designated for payment of the Death Benefit as defined in Section 2.13);

The following language shall be added to the end of Section 2.14 (WAIVER OF CONTINGENT DEFERRED SALES CHARGES) of this Contract:

   (5) Purchase Payments made to this Contract prior to the effective date of this Rider; (6) annuitization of this Contract.

The following two paragraphs shall be added to the beginning of Section 4.02 (CONTROL) of this Contract:

   If a Joint Owner(s) is named in the application, the Owner and any Joint Owner shall be treated as having equal and undivided interests in this Contract. The Owner and any Joint Owner, independent of the other, may exercise any ownership rights in this Contract.

   A Contingent Owner cannot exercise any ownership rights in this Contract while the Contract Owner or any Joint Owner is alive.


                  The Lincoln National Life Insurance Company

                              /s/ Nancy J. Alford
                        Nancy J. Alford, Vice President